Exhibit 99.1

Accelerate Diagnostics Inc. Announces $150 Million Convertible Notes Offering

TUCSON, AZ – March 22, 2018 – Accelerate Diagnostics, Inc. (NASDAQ: AXDX) today announced its intention to offer, subject to market conditions and other factors, $150.0 million aggregate principal amount of convertible senior notes due 2023 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). Accelerate Diagnostics also intends to grant the initial purchasers of the notes a 13-day option to purchase up to an additional $22.5 million aggregate principal amount of the notes.

The notes will be senior unsecured obligations of Accelerate Diagnostics, and interest will be payable semi-annually in arrears. The notes will be convertible into cash, shares of Accelerate Diagnostics’s common stock, or a combination thereof, at Accelerate Diagnostics’s election. The interest rate, initial conversion rate, repurchase rights and other terms of the notes are to be determined upon pricing of the offering by negotiations between Accelerate Diagnostics and the initial purchasers of the notes.

Accelerate Diagnostics expects to use a portion of the net proceeds of the offering of the notes to pay the prepayment amount of the prepaid forward described below and to use the remaining proceeds of the offering for general corporate purposes and to fund its commercialization efforts, which may include working capital, capital expenditures, potential acquisitions and strategic transactions. Accelerate Diagnostics has no current agreements with respect to any material acquisition or strategic transaction.

In connection with the issuance of the notes, Accelerate Diagnostics expects to enter into a privately negotiated prepaid forward stock purchase transaction (the “prepaid forward”) with an affiliate of one of the initial purchasers of the notes (the “forward counterparty”), pursuant to which Accelerate Diagnostics will purchase its common stock for settlement on or around March 15, 2023, subject to any early settlement, in whole or in part, of the prepaid forward. In the event that Accelerate Diagnostics pays any cash dividends on its common stock, the forward counterparty will pay an equivalent amount to Accelerate Diagnostics. The prepaid forward is intended to facilitate privately negotiated derivative transactions by which investors in the notes will be able to hedge their investment in the notes. In connection with establishing its initial hedge of the prepaid forward, the forward counterparty (or its affiliate) expects to purchase shares of Accelerate Diagnostics’s common stock from, and/or enter into one or more derivative transactions with respect to Accelerate Diagnostics’s common stock, with purchasers of the notes concurrently with or after the pricing of the notes. The prepaid forward is intended to reduce the dilution to Accelerate Diagnostics’s stockholders from the issuance of its common stock (if any) upon conversion of the notes and to allow certain investors to establish short positions through these derivative transactions that generally correspond to initial hedges of their investment in the notes. The notional size of the prepaid forward will correspond to the notional size of the aggregate initial hedge position of such investors. It is possible, however, that investors may seek to execute larger initial hedge positions, in which case such investors may offset such larger initial hedge positions by purchasing Accelerate Diagnostics’s common stock on the day Accelerate Diagnostics prices the notes or shortly thereafter. Facilitating investors’ hedge positions by entering into the prepaid forward, particularly if investors purchase Accelerate Diagnostics’s common stock on the pricing date, could increase (or reduce the size of any decrease in) the market price of Accelerate Diagnostics’s common stock or the notes and effectively raise the initial conversion price of the notes. The shares to be purchased under the prepaid forward will be treated as retired for accounting purposes as of the effective date of the prepaid forward, but will remain outstanding for corporate law purposes, including for purposes of any future stockholders votes.

In addition, the forward counterparty (or its affiliate) may modify its hedge position by entering into or unwinding one or more derivative transactions with respect to Accelerate Diagnostics’s common stock and/or purchasing or selling Accelerate Diagnostics’s common stock or other securities of Accelerate Diagnostics in secondary market transactions at any time, including following the pricing of the notes and immediately prior to or shortly after March 15, 2023 (and are likely to unwind their derivative transactions and/or purchase or sell Accelerate Diagnostics’s common stock in connection with any conversion or repurchase of the notes and/or in connection with the purchase or sale of notes by certain investors). These activities could also cause or avoid an increase or a decrease in the market price of Accelerate Diagnostics’s common stock or the notes.

The effect, if any, of any of these transactions and activities on the market price of Accelerate Diagnostics’s common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could also cause or avoid an increase or a decrease in the market price of Accelerate Diagnostics’s common stock or the notes, which could affect the ability of holders of the notes to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of either series of notes, could affect the amount and value of the consideration that holders of such series of notes will receive upon conversion of the notes.

The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Act. Neither the notes nor the shares of Accelerate Diagnostics’s common stock issuable upon conversion of the notes, if any, have been, nor will be, registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

Reporters may contact:

Andrew Chasteen, Accelerate Diagnostics, +1 520 365-3100, achasteen@axdx.com

Source: Accelerate Diagnostics, Inc.

-2-